EXHIBIT 16.1

700 N. Pearl Street, Suite 2000
Dallas, Texas 75201-2628
BDO Seidman, LLP	Telephone: (214) 969-7007
Accountants and Consultants	Fax: (214) 953-0722

September 27, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 23, 2005, to be filed by our former client, eXegenics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/______________________
BDO Seidman, LLP

cc:   Mr. Robert Benou, Audit Committee Chair
Mr. John Paganelli, Chairman of the Board & Chief Executive Officer (Interim)